Exhibit 10.6

CONDITIONS OF EMPLOYMENT

The company requires all employees to sign a Conditions of Employment Agreement upon joining the company. This Agreement confirms an employee’s ethical commitment to: (1) put forth full-time efforts for the company during the course of employment; (2) not disclose or make outside use of company or customer trade secrets; (3) protect the company against unethical loss of employees or customers; and (4) protect company property.

The specific Conditions of Employment Agreement that follows should be referred to for full details on the concerns and terms of employment.

MANUGISTICS, INC. CONDITIONS OF EMPLOYMENT

As a condition to, and in consideration of, my continued employment as an at will employee, or certain changes or improvements related to my employment, I agree with Manugistics, Inc. and Subsidiaries (“Manugistics”) as follows:

1. PRIOR UNDERSTANDING

Except as fully disclosed in any attachment to this Agreement, I am not presently a party to any prior agreement or understanding with a former employer or with any other person or business or any other legal restriction or obligation which would in any way prohibit, impede, or hinder my employment with Manugistics or the performance of my duties in the course of such employment. I also fully understand that I have a duty not to disclose any trade secrets that I have learned at previous employers during my employment with Manugistics.

2. FULL EFFORTS WHILE EMPLOYED

Manugistics is entitled to my full-time and efforts during the course of my employment. Therefore, I will not, without Manugistics’ prior written approval, while employed by Manugistics, engage in any employment, for myself or for any other person or business, which requires the use of skills for which I was hired by Manugistics or the use of skills attained during the course of my employment with Manugistics which would conflict with or compete with my employment with Manugistics.

3. TRADE SECRETS AND CONFIDENTIAL INFORMATION

I fully understand that my employment with Manugistics creates a relationship of confidence and trust between Manugistics and me with respect to confidential information and unless and until made publicly available through no act or omission of mine, all customer lists, and all features and documentation of Manugistics’ programs, designs, technical memoranda, pricing policies, business plans, proposals, results of development, and techniques and any other information or property of Manugistics designated by it as confidential and proprietary, and any information or property entrusted to Manugistics by any of its customers are Manugistics’ (or such customer’s, as the case may be) trade secrets. I acknowledge that I have access to these trade secrets, which are valuable, have been developed at considerable time and expense, are unique, and are kept confidential by Manugistics. I also acknowledge that Manugistics would be damaged and its competitors benefited, if its trade secrets or those of its customers were made available to persons outside Manugistics. Except to the extent necessary in the regular course of my employment, or as otherwise authorized or directed in writing by an officer of Manugistics, I will maintain in confidence and will not knowingly use or disclose to any person, either during or after the period of my employment, any such trade secrets or any unpublished information regarding the financial affairs of Manugistics, its salary structure, its relationships with its customers, and such other unpublished information as may be helpful to its competitors or embarrassing to it or its customers. I will also report to the company all unauthorized disclosures regarding the matters stated in this provision.

4. COMPANY PROPERTY

All manuals, letters, notes, notebooks, reports, records, drawings, contracts, customer lists, proposals, and other solicitations for work, and all other writings and materials, and copies, which are of a secret or confidential nature, which relate to Manugistics’ operations, investigations or business, which are in my possession or which come into my possession during the period of my employment, and all samples and other property of Manugistics, made or received by me during any past or future period of employment with Manugistics, are and shall be the property of Manugistics exclusively. I will keep the same at all times in Manugistics’ custody and subject to its control and will surrender the same to Manugistics or at before the termination of my employment.

5. SOLICITATION OF EMPLOYEES, SOLICITATION OF CUSTOMERS, AND NON-COMPETITION AFTER EMPLOYMENT

During the term of my employment with Manugistics and for one (1) year thereafter, I will not, directly or indirectly, (a) solicit the employment of or employ, for myself or for any other person or business, any other Manugistics employee or any person who was a Manugistics employee at any time during the one (1) year period preceding the termination of my employment with Manugistics; or (b) in competition with Manugistics, solicit or attempt to solicit business from, provide services to, or secure employment with any person or entity which was a customer of Manugistics during my employment by Manugistics, or any person or entity to whom Manugistics had proposed work within one (1) year prior to the termination of my employment with Manugistics. As a further protection for Manugistics’ legitimate business interests, I agree that I will not accept employment, as either an employee or a consultant, with any competitor of Manugistics for a period of one (1) year following my termination from Manugistics. In the event this provision is found to be unenforceable as written, the court so deciding may reduce the time periods provided for herein to allow this provision to be enforced. I acknowledge that the restrictions contained in this paragraph are reasonable and will not unreasonably interfere with my ability to earn a living following my employment with Manugistics.

6. COMPLIANCE WITH OBLIGATIONS TO THIRD PARTIES

Previous Employers - I understand and acknowledge that Manugistics encourages all employees to comply in good faith with the terms of any agreements with their former employers or other third parties. I hereby affirm that my employment with Manugistics does not violate the terms of any agreement, including any employment agreement, conditions of employment, nondisclosure agreement or any other type of agreement that I have executed with any other party. I understand that a breach of any such agreement could cause me to be liable for contract and trade secret violations, and I hereby agree that I shall abide by the terms of any agreements while performing services for Manugistics. I also understand that such agreements may preclude me from performing services for certain clients or in certain territories, and I agree that I shall notify Manugistics of any restrictions on my ability to perform services for Manugistics as an employee of Manugistics. I also understand that such agreements may preclude or restrict my ability to solicit employees from my former employer and to receive any Manugistics referral bonuses related thereto, and I agree to abide by the terms of such agreements.

Clients, Partners - Manugistics Inc., is committed to a drug free workplace and supports the Drug-Free Workplace Act of 1988. Employees are prohibited from the possession or use of unlawful controlled substances, at any time, on or off the job. Violations may result in mandatory rehabilitation or serious disciplinary action up to, and including employment termination.

Many Manugistics clients have Drug and Alcohol Testing Programs in place. These client programs will sometimes require that Manugistics employees submit to drug and alcohol testing. Your signature on this Conditions of Employment document indicates your willingness to abide by Manugistics and client Drug/Alcohol Policies and testing programs.

7. INVENTIONS AND DISCOVERIES

I will disclose and assign to Manugistics all designs, improvements, inventions, and discoveries relating to the business of Manugistics, which shall have originated in connection with work done for Manugistics, which are made, first reduced to practice, devised or conceived by me or by me jointly with others during any past or future period of employment with Manugistics. The foregoing obligation to disclose and assign to Manugistics my designs, improvements, inventions, and discoveries shall apply whether or not they are first reduced to practice, devised or conceived during regular working hours, or on Manugistics’ premises, and/or at the expense of Manugistics. I will disclose and assign to Manugistics all designs, improvements, inventions, and discoveries, whether or not relating to the business of Manugistics, if Manugistics’ machine or other resources or Manugistics’ property were used by me in pursuit of same, or if said items were the result of efforts expended during the working hours for which I am compensated by Manugistics. All such designs, improvements, inventions, and discoveries shall remain Manugistics property whether or not so disclosed or assigned and I will cooperate fully with Manugistics during and after my employment in accomplishing the intent of this provision.

8. EMPLOYEE HANDBOOK

I acknowledge that I am responsible for reading and understanding company policies and procedures which can routinely be accessed by employees on the Lotus Notes Database (See Employee Encyclopedia). Also in the Database is the Employee Code of Conduct and the policies on public disclosure and communications, trade secrets, computer center access and security precautions. I agree to comply with these policies and procedures and acknowledge that nothing contained herein or in the employee handbook may be construed as a contract of employment for any period of time or changes my status as an at will employee.

9. ELECTRONIC MAIL (e-mail)

I understand that by use of electronic mail (e-mail or Lotus Notes), it is possible to create a valid legal contract. I also acknowledge that during my employment with Manugistics, I will be required to use e-mail on a regular basis as a means of communication within Manugistics and with people outside the Company. I fully understand, acknowledge and agree that my e-mail transmissions include an authentic legal signature, the equivalent of a hard copy paper signature.

10. REMEDIES

I acknowledge that Manugistics does not have an adequate remedy at law should I breach any of my obligations hereunder. I agree that Manugistics shall have, in the event of such a breach, the right to a mandatory or prohibitive injunction requiring compliance herewith, the right to compel specific performance by a suit in equity, or to any other appropriate remedy at law or in equity, including but not limited to the right to reimbursement of all legal fees and other expenses incurred by Manugistics in enforcing this Agreement. I understand that violation of any of these Conditions of Employment may be grounds for immediate dismissal.

11. SEVERABILITY

If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

My signature below signifies my acceptance of each of the foregoing Conditions of Employment.

The signed copy of this acknowledgment (hard copy or electronic) will be retained by the Human Resources Department in the employee’s personnel file.

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